Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE November 18, 2010	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000

MTS REPORTS 2010 FOURTH QUARTER FINANCIAL RESULTS

➢	Orders rose 37 percent sequentially to $129 million, including one $6 million order; backlog sequentially increased 14 percent to $214 million

➢	Revenue of $106 million and EPS of $0.54 per share exceeded previously communicated ranges, reflecting strong execution in Test and a continuation of Sensors’ excellent performance

➢	2010 full year performance positions company for growth in 2011

Eden Prairie, Minn., November 18, 2010 – MTS Systems Corporation (NASDAQ: MTSC) today reported fiscal 2010 fourth quarter and fiscal year financial results.

“We are pleased with MTS’ fourth quarter improvement in orders, backlog, revenue and earnings compared with third quarter,” said Laura B. Hamilton, chief executive officer and chair. “Both businesses performed very well. During the period, MTS benefited from a number of factors including solid execution, improved order levels and favorable business mix in Test and continued outstanding performance in Sensors.”

Sequential Quarter Results

Orders were $128.7 million, a 37 percent increase compared to third quarter 2010. Test orders were up 47 percent and Sensors orders rose 4 percent. The results for both quarters included one large Test order of approximately $6 million. The increase in base orders was led by strength in the Test ground vehicles market, wind energy growth in the structures market and a broad based increase in the materials market. Backlog increased 14 percent to $214 million.

Revenue was $105.9 million, an increase of 25 percent compared to the previous quarter, including a 31 percent gain in Test and a 5 percent increase in Sensors, both primarily from improved conversion of backlog into revenue. Test had experienced some resource constraints in the late spring and summer, which MTS resolved in the fourth quarter, enabling the company to convert backlog to revenue. Gross profit was $44.8 million, up 35 percent compared to the prior quarter. The gross margin rate was 42.3 percent, up 3.2 percentage points, driven primarily by favorable product mix and increased leverage resulting from higher volume in Test. This was partially offset by $1.4 million of severance charges associated with the elimination of approximately 50 U.S. positions in Test.

Income from operations was $13.3 million, compared to a loss of $1.5 million in the prior quarter. The change from net loss to net income reflected higher revenue and margin, as well as $3.3 million lower operating expenses due to a $6.3 million pre-tax legal settlement charge, or $0.24 per share, in the prior quarter. Net earnings were $0.54 per share compared to $0.00 per share last quarter.

Cash Position

Cash and cash equivalents at the end of the fourth quarter totaled $76.6 million, compared to $104.7 million at the end of the third quarter. Working capital requirements largely offset cash from earnings. Additionally, the Company invested $2.8 million in capital expenditures, paid $2.3 million in dividends and purchased approximately 992,500 shares of its common stock for $27.5 million during the quarter.

MTS News Release

Sequential Quarter Segment Results

Test Segment:

Orders were $106.1 million, up 47 percent compared to the prior quarter, due to an increase in worldwide base orders and a 3 percent favorable impact of currency translation. Approximately half or $17 million of the growth was in the ground vehicle market as demand for durability and tire equipment increased in the quarter. As noted above, orders in both the current and prior quarters included one large custom order of approximately $6 million. Backlog increased 14 percent to $198 million. Revenue was $84.4 million, up 31 percent. Currency translation favorably impacted revenue by 2 percent.

Gross profit was $32.7 million, an increase of $11.2 million, or 52 percent, and the gross margin rate was 38.7 percent, a gain of 5.4 percentage points. This resulted from favorable product mix and increased leverage from higher volume, partially offset by the previously mentioned severance charges.

Income from operations was $8.4 million, compared to a loss from operations of $6.7 million in the prior quarter. The change from operating loss to income reflects higher revenue and gross profit rate, and lower operating expenses resulting from the previously mentioned legal settlement charge in the prior quarter.

Sensors Segment:

Orders were $22.6 million, a 4 percent increase compared to the prior quarter, primarily due to a favorable impact of currency translation. Backlog was up 13 percent to $16 million. Revenue increased 5 percent to $21.5 million from higher beginning backlog in the quarter and a favorable impact of currency translation. Gross profit was $12.1 million, up $0.4 million or 4 percent. The gross margin rate was 56.6 percent, a decrease of 1.1 percentage points.

Income from operations was $4.9 million, a decrease of $0.3 million, due to higher operating expenses, partially offset by higher gross profit.

Full Year Results

Hamilton said, “We’re very pleased that orders were up 24 percent year over year, reflecting the improvement in the economy and progress in our growth initiatives. As a long cycle company, revenue was expected to lag orders but we managed to hold the decline to 9 percent. EPS on a reported basis was up 11 percent, with both years including significant non-operating costs. We managed costs to minimize the volume impact this year.”

Hamilton continued, “In the context of a year in which economic conditions were – and remain – capable of producing varying degrees of upside opportunity and downside risk, our second half fiscal 2010 results demonstrate our performance strengths and establishes a good starting point for fiscal 2011.

The work we have done over the past year to further position MTS in high-opportunity geographies and applications was instrumental in helping us navigate this initial stretch of economic recovery and enables us to meet the challenges ahead.”

Fiscal Year 2011 Outlook

In a stable economic environment, the company’s long-term performance goals are to achieve a 5-year compounded annual revenue growth in the range of 6 to 9 percent with bottom line growth exceeding top line growth. In addition, the expectation for return on invested capital (ROIC) is to achieve rates which are greater than or equal to 20%. If economic conditions remain steady through 2011, the company expects to achieve its revenue and earnings performance goals and make measurable progress toward historical profitability and ROIC rates.

Hamilton concluded, “Global economic recovery is expected to be a long process which requires flexibility, responsiveness and vision. As we enter 2011, uncertainty remains regarding the world economy but our investments in growth geographies, like China, and in key end markets such as wind and mobile hydraulics, combined with our technology leadership and commitment to cost competitiveness, position us to capture opportunities as they arise and be successful in 2011 and over the long term.”

MTS News Release

Fiscal Year 2010 Conference Call

A conference call will be held on November 19, 2010, at 10 a.m. EDT (9 a.m. CDT). Call +1-719-325-4878 (Toll Free: +1-877-857-6161); and reference the conference pass code “3828436.” Telephone re-play will be available until 12 p.m. CDT, November 26, 2010. Call +1-719-457-0820 (Toll Free: +1-888-203-1112); and reference the conference pass code “3828436”.

A transcript of the call can also be accessed from the MTS website at http://www.mts.com/en/InvestorRelations/index.asp. It will be available on November 29, 2010.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 1,948 employees and revenue of $374 million for the fiscal year ended October 2, 2010. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Important risk factors are delineated in the Company’s most recent SEC Form 10-Q and 10-K filings.

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Statements of Income
(unaudited - in thousands, except per share data)

	Three Months Ended		Year Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009

Revenue	$105,879	$93,841	$374,053	$408,881
Cost of sales	61,044	62,563	222,259	257,265
Gross profit	44,835	31,278	151,794	151,616
Gross margin	42.3%	33.3%	40.6%	37.1%

Operating expenses:
Selling, general and administrative	27,758	30,188	108,504	110,700
Research and development	3,739	4,990	14,945	16,322
Total operating expenses	31,497	35,178	123,449	127,022

Income (loss) from operations	13,338	(3,900)	28,345	24,594
Operating margin	12.6%	-4.2%	7.6%	6.0%

Interest expense, net	(262)	(226)	(1,052)	(916)
Other income (expense), net	338	333	(81)	225

Income (loss) before income taxes	13,414	(3,793)	27,212	23,903
Income tax provision (benefit)	4,854	(814)	8,636	6,509
Net income (loss)	$8,560	$(2,979)	$18,576	$17,394

Earnings (loss) per share:
Basic-
Earnings (loss) per share	$0.54	$(0.18)	$1.14	$1.04
Weighted average number of common shares outstanding - basic	15,763	16,656	16,281	16,793

Diluted-
Earnings (loss) per share	$0.54	$(0.18)	$1.14	$1.03
Weighted average number of common shares outstanding - diluted	15,863	16,656	16,347	16,831

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Balance Sheets
(unaudited - in thousands, except per share data)

	October 2, 2010	October 3, 2009
ASSETS

Current Assets:
Cash and cash equivalents	$76,611	$118,885
Accounts receivable, net	66,369	72,553
Unbilled accounts receivable	26,389	27,246
Inventories	51,792	47,969
Other current assets	23,541	18,905
Total current assets	244,702	285,558

Property and equipment, net	56,444	56,118

Goodwill	15,429	15,206
Intangibles, net	24,753	23,826
Other assets	5,077	6,206
Total Assets	$346,405	$386,914

LIABILITIES AND SHAREHOLDERS' INVESTMENT

Current Liabilities:
Short-term borrowings	$40,229	$40,182
Accounts payable	21,818	18,630
Advance payments from customers	44,000	46,739
Other accrued liabilities	55,793	62,441
Total current liabilities	161,840	167,992

Other long-term liabilities	18,459	14,957
Total Liabilities	180,299	182,949

Shareholders' Investment:
Common stock, $.25 par; 64,000 shares authorized:
15,264 and 16,564 shares issued and outstanding	3,816	4,141
Retained earnings	147,609	174,301
Accumulated other comprehensive income	14,681	25,523
Total shareholders' investment	166,106	203,965
Total Liabilities and Shareholders' Investment	$346,405	$386,914

MTS News Release

Exhibit A
MTS SYSTEMS CORPORATION
Segment Financial Information
(unaudited - in thousands)

	Three Months Ended
Test Segment	October 2, 2010	July 3, 2010	% Variance

Orders	$106,103	$72,057	47%

Revenue	$84,424	$64,602	31%
Cost of Sales	51,733	43,082	20%
Gross profit	32,691	21,520	52%
Gross margin	38.7%	33.3%

Operating expenses	24,265	28,262	-14%

Income (loss) from operations	$8,426	$(6,742)	225%

Sensors Segment

Orders	$22,594	$21,684	4%

Revenue	$21,455	$20,342	5%
Cost of Sales	9,311	8,613	8%
Gross profit	12,144	11,729	4%
Gross margin	56.6%	57.7%

Operating expenses	7,232	6,501	11%

Income from operations	$4,912	$5,228	-6%

Total Company

Orders	$128,697	$93,741	37%

Revenue	$105,879	$84,944	25%
Cost of Sales	61,044	51,695	18%
Gross profit	44,835	33,249	35%
Gross margin	42.3%	39.1%

Operating expenses	31,497	34,763	-9%

Income (loss) from operations(1)	$13,338	$(1,514)	981%

(1)
Income from operations for the three months ended October 2, 2010 includes severance charges of $1,776 thousand, of which $1,416 thousand and $360 thousand are reported in Cost of Sales and Operating Expenses, respectively.

MTS News Release

Exhibit B
MTS SYSTEMS CORPORATION
Segment Financial Information
(unaudited - in thousands)

	Year Ended
Test Segment	October 2, 2010	October 3, 2009	% Variance

Orders	$340,691	$275,041	24%

Revenue	$296,230	$342,595	-14%
Cost of Sales	187,746	227,389	-17%
Gross profit	108,484	115,206	-6%
Gross margin	36.6%	33.6%

Operating expenses	97,280	97,712	0%

Income from operations	$11,204	$17,494	-36%

Sensors Segment

Orders	$82,834	$65,798	26%

Revenue	$77,823	$66,286	17%
Cost of Sales	34,513	29,876	16%
Gross profit	43,310	36,410	19%
Gross margin	55.7%	54.9%

Operating expenses	26,169	29,310	-11%

Income from operations	$17,141	$7,100	141%

Total Company

Orders	$423,525	$340,839	24%

Revenue	$374,053	$408,881	-9%
Cost of Sales	222,259	257,265	-14%
Gross profit	151,794	151,616	0%
Gross margin	40.6%	37.1%

Operating expenses	123,449	127,022	-3%

Income from operations(1)	$28,345	$24,594	15%

(1)
Income from operations for the year ended October 2, 2010 includes severance charges of $1,624 thousand, of which $1,390 thousand and $234 thousand are reported in Cost of Sales and Operating Expenses, respectively.

Income from operations for the year ended October 3, 2009 includes severance charges of $12,085 thousand, of which $6,770 thousand and $5,315 thousand are reported in Cost of Sales and Operating Expenses, respectively.